Exhibit 99.1

FOR IMMEDIATE RELEASE

Genesis HealthCare Contact:
Lori Zimmerman Mayer
Investor Relations
610-925-2000

                GENESIS HEALTHCARE CORPORATION PRICES OFFERING OF
                 2.5% CONVERTIBLE SENIOR SUBORDINATED DEBENTURES

KENNETT SQUARE, PA -- (February 24, 2005) -- Genesis HealthCare Corporation ("GHC" or the "Company") (NASDAQ: GHCI) today announced the pricing of its private offering of $150.0 million aggregate principal amount of 2.5% convertible senior subordinated debentures due 2025 to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"). The debentures will be convertible upon the occurrence of certain events into cash and, in some circumstances, shares of GHC common stock at an initial conversion rate of 18.4493 shares of GHC common stock per $1,000 principal amount of debentures, subject to adjustment in certain circumstances. The initial conversion rate is equivalent to a conversion price of approximately $54.20 per share, which represents a 35% premium over the closing price of GHC common stock on February 24, 2005 of $40.15 per share. Holders of the debentures will have the right to require that GHC repurchase the debentures on specified dates, the earliest of which is March 15, 2012, or upon certain designated events. On or after March 20, 2010, GHC will have the right to redeem the debentures, in whole or in part, subject to certain circumstances. Interest on the debentures will be payable semi-annually in arrears at the rate of 2.5% per annum on March 15 and September 15 of each year, beginning on September 15, 2005. The Company has also granted the initial purchasers of the debentures an option to purchase up to an additional $30.0 million in aggregate principal amount of the debentures.

The sale of the debentures is expected to close on or about March 2, 2005, subject to customary closing conditions. GHC intends to use (i) approximately $20.0 million of the proceeds of the offering to repurchase shares of its common stock from purchasers of the debentures in negotiated transactions concurrently with the offering, (ii) approximately $119.7 million of the proceeds to repay outstanding borrowings under the term loan portion of its senior credit facility, and (iii) the balance for general corporate purposes, which may include repurchases of additional shares of common stock from time to time under GHC's share repurchase program.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The securities have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

Statements made in this release, our website and in our other public filings and releases, which are not historical facts contain "forward-looking" statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "target," "appears" and similar expressions. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance. In particular, there can be no assurance that the proposed offering will be completed or that the proceeds will be used as presently intended. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.